EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-148897, 333-139126, 333-68924, 333-76716, 333-85044, 333-88714 and 333-105088) and on Form S-8 (Nos. 333-41362, 333-60162, 333-64974, 333-86958 and 333-11651) of I-many, Inc. and subsidiaries of our report dated April 29, 2008 relating to the financial statements of Edge Dynamics, Inc., which appears in the Current Report of Form 8-K of I-many, Inc. dated May 5, 2008, as amended on July 21, 2008.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 21, 2008